                                                                  Exhibit (c)(1)




                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           O'REILLY AUTOMOTIVE, INC.

                           SHAMROCK ACQUISITION, INC.

                                      AND

                             HI-LO AUTOMOTIVE, INC.







                         Dated as of December 23, 1997

                               TABLE OF CONTENTS

                         AGREEMENT AND PLAN OF MERGER

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                                   ARTICLE I
                                   THE OFFER

Section 1.1   The Offer.....................................................   6
Section 1.2   Hi-Lo Action..................................................   8
Section 1.3   Directors.....................................................   9

                                  ARTICLE II
                                  THE MERGER

Section 2.1   The Merger....................................................  11
Section 2.2   Closing.......................................................  11
Section 2.3   Effective Time................................................  11
Section 2.4   Effects of the Merger.........................................  12
Section 2.5   Certificate of Incorporation..................................  12
Section 2.6   Directors and Officers........................................  12

                                 ARTICLE III
                      MERGER CONSIDERATION; CONVERSION OR
                     CANCELLATION OF SHARES IN THE MERGER;
                               DISSENTING SHARES

Section 3.1   Consideration for the Merger; Conversion
              or Cancellation of Shares in the Merger.......................  12
Section 3.2   Stockholders Meeting..........................................  13
Section 3.3   Payment for Shares in the Merger..............................  15
Section 3.4   Transfer of Shares After the Effective Time...................  16
Section 3.5   Stock Options and Associate Purchase Plan.....................  16

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                                                                            Page
                                                                            ----

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF HI-LO

Section 4.1   Organization, Qualification, Etc..............................  18
Section 4.2   Capital Stock.................................................  19
Section 4.3   Corporate Authority Relative to this Agreement;
              No Violation; No Conflict.....................................  20
Section 4.4   Reports and Financial Statements; Corporate Records...........  21
Section 4.5   No Undisclosed Liabilities....................................  22
Section 4.6   No Violation of Law...........................................  22
Section 4.7   Environmental Laws and Regulations............................  23
Section 4.8   Employee Matters; ERISA.......................................  24
Section 4.9   Absence of Certain Changes or Events..........................  26
Section 4.10  Investigations; Litigation....................................  27
Section 4.11  Proxy Statement; Offer Documents; Schedule 14D-9; Proxy
              Statement.....................................................  27
Section 4.12  Hi-Lo Rights..................................................  28
Section 4.13  Takeover Laws.................................................  28
Section 4.14  Tax Matters...................................................  28
Section 4.15  Opinion of Financial Advisor..................................  30
Section 4.16  Required Vote of Hi-Lo Stockholders...........................  30
Section 4.17  Labor Matters.................................................  30
Section 4.18  Certain Agreements............................................  31
Section 4.19  Title to Assets; Liens........................................  32
Section 4.20  Insurance.....................................................  32
Section 4.21  Intellectual Property.........................................  33
Section 4.22  Significant Vendor Arrangements...............................  33
Section 4.23  Termination of Discount Agreement.............................  33

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                                                                            Page
                                                                            ----

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF O'REILLY AND SUB

Section 5.1   Organization, Qualification, Etc..............................  34
Section 5.2   Corporate Authority Relative to this Agreement; No Violation;
              No Conflict...................................................  34
Section 5.3   Financing.....................................................  35
Section 5.4   Offer Documents; Schedule 14D-9; Proxy Statement..............  35

                                  ARTICLE VI
                           COVENANTS AND AGREEMENTS

Section 6.1   Conduct of Business by Hi-Lo..................................  36
Section 6.2   Investigation.................................................  40
Section 6.3   Obligations of O'Reilly and Sub...............................  41
Section 6.4   [Intentionally Omitted].......................................  41
Section 6.5   Employee Benefit Plans........................................  41
Section 6.6   Filings; Other Action.........................................  42
Section 6.7   Further Assurances............................................  43
Section 6.8   No Solicitation...............................................  43
Section 6.9   Public Announcements..........................................  44
Section 6.10  Indemnification and Insurance.................................  44
Section 6.11  Additional Reports............................................  45
Section 6.12  [Intentionally Omitted].......................................  45
Section 6.13  [Intentionally Omitted].......................................  45
Section 6.14  Amendments to Change of Control Agreements....................  45
Section 6.15  Notifications.................................................  46
Section 6.16  Indemnifications..............................................  47

                                  ARTICLE VII
                           CONDITIONS TO THE MERGER

Section 7.1   Conditions to Each Party's Obligation to Effect the Merger....  48

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                                                                            Page
                                                                            ----
                                 ARTICLE VIII
                  TERMINATION, WAIVER, AMENDMENT AND CLOSING

Section 8.1   Termination or Abandonment....................................  48
Section 8.2   Effect of Termination.........................................  50
Section 8.3   Amendment or Supplement.......................................  51
Section 8.4   Extension of Time, Waiver, Etc................................  52

                                  ARTICLE IX
                                 MISCELLANEOUS

Section 9.1   No Survival of Representations and Warranties.................  52
Section 9.2   Expenses......................................................  52
Section 9.3   Counterparts; Effectiveness...................................  53
Section 9.4   Governing Law.................................................  53
Section 9.5   Notices.......................................................  53
Section 9.6   Assignment; Binding Effect....................................  54
Section 9.7   Severability..................................................  54
Section 9.8   Enforcement of Agreement......................................  54
Section 9.9   Miscellaneous.................................................  55
Section 9.10  Headings......................................................  55
Section 9.11  Subsidiaries; Affiliates......................................  55
Section 9.12  Finders or Brokers............................................  55

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 23, 1997 (this "Agreement"), is among O'REILLY AUTOMOTIVE, INC., a Missouri corporation ("O'Reilly"), SHAMROCK ACQUISITION, INC., a Dela ware corporation and a wholly-owned subsidiary of O'Reilly ("Sub"), and HI-LO AUTOMOTIVE, INC., a Delaware corporation ("Hi-Lo").

     WHEREAS, the Board of Directors of each of O'Reilly, Sub and Hi-Lo, has, subject to the conditions set forth in this Agreement, unanimously deter mined that it is in the best interests of their respective stockholders for Sub to acquire Hi-Lo on the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, it is proposed that Sub shall make a tender offer (the "Offer") to acquire all of the outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Hi-Lo Common Stock"), of Hi-Lo, together with the associated Rights (as hereinafter defined), at a price of $4.35 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions of this Agreement; and

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger (as hereinafter defined) and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1  The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Sub shall commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Ex change Act"), the Offer as promptly as practicable (but in no event later than the fifth business day from and including the date of initial public announcement of this Agreement). Sub shall accept for payment Shares which have been validly tendered and not withdrawn pursuant to the Offer following expiration of the Offer promptly following the time that all conditions to the Offer shall have been satisfied or waived by Sub (except that the Minimum Condition (as hereinafter defined) may not be waived). The obligation of Sub to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A and to the further condition that a number of Shares which, together with any Shares beneficially owned by O'Reilly or Sub, represent not less than a majority of the Shares then outstanding on a Fully Diluted Basis (as hereinafter defined) shall have been validly tendered and not withdrawn prior to the final expiration date of the Offer (the "Minimum Condition"). Unless previously approved by Hi-Lo in writing, no change in the Offer may be made (i) which decreases the price per Share payable in the Offer, (ii) which changes the form of consideration to be paid in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which modifies the conditions set forth in Annex A in a manner adverse to the holders of Shares or (v) which amends any other term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Sub shall and O'Reilly agrees to cause Sub to, if requested by Hi-Lo, extend the Offer from time to time until 90 days from the commencement of the Offer if and to the extent that, at the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), any of the conditions to Sub's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived. If any of the conditions to Sub's obligation to accept for payment and pay for the Shares are not satisfied or waived upon the expiration of 90 days after the commencement of the Offer, Sub may, in its sole discretion, extend the Offer until such time as such conditions are satisfied or waived. Additionally, notwith standing that all conditions to the Offer are satisfied as of the expiration date of the

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Offer (as it may have been previously extended), Sub may extend the Offer, without the consent of Hi-Lo, (a) for a period not to exceed ten business days if the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the out standing Shares and (b) for a period not to exceed five business days if an Adverse Market Change (as hereinafter defined) shall have occurred, and be continuing on the scheduled expiration date of the Offer, and at the time of such extension pursuant to (a) or (b) the Sub waives the satisfaction of the condition set forth in clause (c) of Annex A and its right to terminate the Merger Agreement pursuant to Section 8.1(e). Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and O'Reilly shall cause Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) As used herein, the following terms shall have the meaning set forth herein:

     "Adverse Market Change" shall mean any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the NASDAQ National Market, a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(1) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States and having an adverse effect on the financial markets in the United States, any material limitation (whether or not mandatory) by any governmental authority, agency or commission ("Governmental Entity"), on the extension of credit by banks or other lending institutions in the United States, and in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     "Fully Diluted Basis" shall mean as of any time all of the Shares plus all shares of Hi-Lo Common Stock issuable upon exercise of outstanding options to acquire Hi-Lo Common Stock minus 587,566 shares of Hi-Lo Common Stock issuable upon exercise of options which the holder thereof has irrevocably agreed in writing, in a form satisfactory to O'Reilly, not to exercise.

     (c) As soon as practicable on the date of commencement of the Offer, O'Reilly and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with any supplement or amendments thereto, the "Schedule 14D-1"). The
Schedule 14D-1 will include, as exhibits, the Offer to Purchase, form of letter of

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transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects as to form with the requirements of applicable federal securities laws. O'Reilly, Sub and Hi-Lo each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and O'Reilly and Sub agree to take all steps necessary to cause the Offer Documents and any amendments or supplements thereto to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Hi-Lo and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto in each case prior to the filing thereof with the SEC. O'Reilly and Sub agree to provide Hi-Lo and its counsel a written copy of any comments or other communications (whether written or oral) that O'Reilly, Sub or their counsel may receive from time to time from the SEC or its Staff with respect to the Offer Documents as soon as practicable after receipt thereof.

     Section 1.2  Hi-Lo Action.

     (a) Hi-Lo hereby approves of and consents to the Offer and represents that the Board of Directors, including all of the disinterested directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1) and such approval constitutes approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), such that it will not apply to the transactions contemplated by this Agreement, (ii) unanimously determined that each of the Offer and the Merger are fair to and in the best interests of Hi-Lo and Hi-Lo's stockholders, and (iii) resolved to recommend that the stockholders of Hi-Lo accept the Offer, tender their Shares thereunder to Sub and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, Hi-Lo determines in good faith, based on advice of its outside counsel, that such action is necessary in order for the Board of Directors of Hi-Lo to comply with its obligations or duties to Hi-Lo and Hi-Lo's stockholders under applicable law. Hi-Lo consents to the inclusion of such recommendation and approval in the Offer Documents, subject to Hi-Lo's right to withdraw, modify or amend its recommendation.

     (b) Hi-Lo hereby agrees to file with the SEC, concurrently with the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a). The Schedule 14D-9 will comply in all material respects as to form with the requirements of applicable federal securities laws. Hi-Lo, O'Reilly and Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and Hi-Lo further agrees to take all steps necessary to cause the
Schedule 14D-9 and any amendments or supplements thereto to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, the Board of Directors may withdraw, modify or amend its recommendation if Hi-Lo reasonably determines in good faith, based on advice of its outside counsel, that such action is necessary in order for the Board of Directors of Hi-Lo to comply with its obligations or duties to Hi-Lo and Hi-Lo's stockholders under applicable law. O'Reilly and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto in each case prior to the filing thereof with the SEC. Hi-Lo agrees to provide O'Reilly and Sub and their counsel a written copy of any comments or other communications (whether written or oral) that Hi-Lo or its counsel may receive from time to time from the SEC or its Staff with respect to the Schedule 14D-9 as soon as practicable after receipt thereof.

     (c) In connection with the Offer, Hi-Lo will promptly furnish O'Reilly and Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Sub with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Sub or its agents may reason ably request in communicating, and advocating acceptance of the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, O'Reilly and Sub shall hold such listings and other information in confidence and in accordance with the terms of the Hi-Lo Confidentiality Agreement (as hereinafter defined), and shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement is terminated, will deliver to Hi-Lo all copies of such information (and extracts and summaries thereof) then in their or their agent's or advisor's possession in accordance with the terms of the Hi-Lo Confidentiality Agreement.

     Section 1.3  Directors.

     (a) Promptly upon the purchase of and payment for any Shares by O'Reilly or any of its Subsidiaries which represent at least a majority of the outstanding Shares on a fully diluted basis, O'Reilly shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of Hi-Lo as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by O'Reilly pursuant to this sentence) multiplied by the percentage that the number of Shares so purchased bears to the total number of Shares then outstanding on a fully diluted basis. In furtherance thereof, Hi-Lo shall, upon request of Sub, use its best efforts promptly either (at Hi-Lo's election) to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable O'Reilly's designees to be so elected to Hi-Lo's Board, and shall take all actions available to Hi-Lo to cause O'Reilly's designees to be so elected. At such time, Hi-Lo shall, if requested by O'Reilly, also cause persons designated by O'Reilly to constitute at least the same percentage (rounded up to the next whole number) as is on Hi-Lo's Board of Directors of (i) each committee of Hi-Lo's Board of Directors,
(ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 9.11) of Hi-Lo and (iii) each committee (or similar body) of each such board.

     (b) Hi-Lo's obligations to appoint designees to the Board of Directors of Hi-Lo shall be subject to Section 14(f) of the Exchange Act. At the request and expense of O'Reilly, Hi-Lo shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable O'Reilly's designees to be elected to Hi-Lo's Board of Directors. O'Reilly or Sub will supply Hi-Lo and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) In the event that O'Reilly's designees are elected or appointed to Hi-Lo's Board of Directors, until the Effective Time (as defined in Section 2.3), Hi-Lo's Board shall include at least two directors who are directors on the date hereof (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Inde-pendent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of O'Reilly or Sub and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that O'Reilly's designees are elected to Hi-Lo's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required and shall be sufficient to authorize, any termination of this Agreement by Hi-Lo, any amendment of this Agreement requiring action by the Board of Directors of Hi-Lo, any extension of time for the performance of any of the obligations or other acts of O'Reilly or Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of Hi-Lo, any action to seek to enforce any obligation of O'Reilly or Sub under this Agreement and any other action by Hi-Lo's Board of Directors under or in connection with this Agreement. The Independent Directors shall be appointed as a Special Committee of the Hi-Lo Board of Directors and shall have full power solely with respect to the matters set forth in the previous sentence to be approved by the Independent Directors. In connection herewith, the Independent Directors (in their capacity as the Special Committee) shall be authorized, on behalf of and at the expense of Hi-Lo, to retain legal advisors.

                                  ARTICLE II

                                  THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into Hi-Lo (the "Merger") at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and Hi-Lo shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 2.2 Closing. The closing of the Merger (the "Closing") will take place at a location mutually acceptable to the parties hereto at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto.

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     Section 2.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Delaware Secretary of State accepts the Certificate of Merger for record, or at such subsequent date or time as O'Reilly and Hi-Lo shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

     Section 2.5 Certificate of Incorporation. The Certificate of Incorporation of Sub, as in effect immediately prior to the execution of this Agreement, shall be the Certificate of Incorporation of the Surviving Corporation except that Article FIRST thereof shall read as follows: "FIRST: The name of the corporation is "Hi/Lo Automotive, Inc." and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

     (a) The by-laws of Sub, as in effect immediately prior to the execution of this Agreement, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     Section 2.6 Directors and Officers. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of Hi-Lo at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.


                                  ARTICLE III

                      MERGER CONSIDERATION; CONVERSION OR
                     CANCELLATION OF SHARES IN THE MERGER;
                               DISSENTING SHARES

     Section 3.1 Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or capital stock of
Sub:

     (a) Each Share, together with any preferred stock purchase rights (the "Rights"), issued pursuant to the Rights Agreement, dated as of August 28, 1996, by and between Hi-Lo and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "Rights Agreement"), that are issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 3.6) and Shares (and Rights) owned by O'Reilly, Sub or any direct or indirect wholly owned subsidiary of O'Reilly (collectively, "O'Reilly Companies") or any of Hi-Lo's direct or indirect wholly owned subsidiaries or shares held in the treasury of Hi-Lo) shall, by virtue of the Merger and without any action on the part of Sub, Hi-Lo or the holder thereof, be cancelled and extinguished and converted into the right to receive the Per Share Amount in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any applicable withholding of taxes, upon the surrender of the certificate formerly representing such Share in the manner provided in Section 3.3.

     (b) Each Share (and Rights) issued and outstanding and owned by O'Reilly or any of O'Reilly's direct or indirect wholly owned subsidiaries or any of Hi-Lo's direct or indirect wholly owned subsidiaries or authorized but unissued shares held by Hi-Lo immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

     (c) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     Section 3.2  Stockholders Meeting.   Hi-Lo, acting through its Board of
Directors, shall, if required by applicable law in order to consummate the
Merger:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting"), to be held as soon as practicable after Sub shall have purchased Shares pursuant to the Offer, for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and include in any preliminary or definitive proxy statement or information statement with respect to the Stockholders' Meeting (the "Proxy Statement"), the recommendation of the Board of Directors that stockholders of Hi-Lo vote in favor of the approval of this Agreement and the transactions contemplated hereby unless the Board of Directors of Hi-Lo determines in good faith, based on advice of its outside counsel, that not taking any such action is necessary in order for the Board of Directors of Hi-Lo to comply with its obligations or duties to Hi-Lo and Hi-Lo's stockholders under applicable law; and

          (iii) use all reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with O'Reilly and Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby unless the Board of Directors of Hi-Lo determines in good faith, based on advice of its outside counsel, that not taking any such action is necessary in order for the Board of Directors of Hi-Lo to comply with its obligations or duties to Hi-Lo and Hi-Lo's stockholders under applicable law.

     (a) O'Reilly agrees that it will provide Hi-Lo with the information concerning O'Reilly and Sub required by applicable law to be included in the Proxy Statement.

     Hi-Lo and O'Reilly agree to use commercially reasonable efforts to cause the Special Meeting to occur within 90 days after the purchase of Shares pursuant to the Offer. At the Stockholders' Meeting, O'Reilly, Sub and their affiliates will vote all Shares owned by them in favor of approval of this Agreement and the transactions contemplated hereby.

     (b) Notwithstanding the foregoing, in the event that O'Reilly, Sub and any of their Subsidiaries shall acquire at least 90% of the then outstanding Shares, the parties hereto agree subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with
Section 253 of the DGCL, as soon as practicable after such acquisition, without a meeting of the stockholders of Hi-Lo.

     Section 3.3 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

     (a) At or prior to the Effective Time, O'Reilly shall deposit with ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent"), or such other exchange agent selected by O'Reilly and reasonably acceptable to Hi-Lo, for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 3.1 (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund.

     (b) As soon as practicable after the Effective Time, but in any event no later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record (other than holders of certificates representing Shares referred to in Section 3.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as O'Reilly and Hi-Lo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration without any interest thereon, less any applicable withholding of taxes, and the Certificate so surrendered shall forthwith be canceled. The Merger Consideration with respect to the Shares represented thereby may be paid to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender thereof, the Merger Consideration with respect to each of the Shares represented thereby.

     (c) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates as of the date which is one year after the Effective Time shall be delivered to O'Reilly, upon demand, and any holders of the Certificates who have not \theretofore complied with this Article III shall thereafter look only to O'Reilly or the Surviving Corporation for payment of their claim for Merger Consideration.

     (d) None of O'Reilly, Hi-Lo, Sub or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, would otherwise escheat to or become the property of any govern mental body or authority) any such Merger Consideration, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (e) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by O'Reilly, on a daily basis. Any interest and other income resulting from such investments shall be paid to O'Reilly.

     (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

     Section 3.4 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of Hi-Lo after the Effective Time.

     Section 3.5  Stock Options and Associate Purchase Plan.

     (a) Each option granted to a Hi-Lo employee, consultant or director to acquire shares of Hi-Lo Common Stock ("Option") that is outstanding immediately prior to the purchase of Shares pursuant to the Offer (irrespective of whether such Options are then exercisable) shall on the fifth business day after the purchase by Sub of Shares pursuant to the Offer be cancelled in exchange for a single lump sum cash payment equal to the product of (i) the number of shares of Hi-Lo Common Stock subject to such Option and (ii) the excess of the Per Share Amount over the exercise price per share of such Option.

     (b) Except as set forth in Section 3.5(a), each Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, be cancelled and no payments shall be made with respect thereto;

     (c) Hi-Lo has taken all actions so that following the purchase of Shares pursuant to the Offer no holder of employee stock options will have any right to receive Shares upon exercise of an employee stock option; and

     (d) Outstanding purchase rights under Hi-Lo's 1991 Associate Stock Purchase Plan (the "Associate Purchase Plan") (i) shall be exercised at the next scheduled date of exercise under the Associate Purchase Plan or (ii) shall be terminated. No purchase rights shall be granted or exercised under the Associate Purchase Plan following such exercise date, and the Associate Purchase Plan shall be terminated as soon as practicable thereafter.

     Section 3.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of
Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchanged for the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall be entitled to the Merger Consideration in accordance with Section 3.3. Hi-Lo shall give prompt notice to Sub and O'Reilly of any demands received by Hi-Lo for appraisal of Shares, and Sub and O'Reilly shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Hi-Lo shall not, except with the prior written consent of Sub and O'Reilly, make any payments with respect to, or settle or offer to settle, any such demands.

                             ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF HI-LO

     Hi-Lo represents and warrants to O'Reilly and Sub that:

     Section 4.1 Organization, Qualification, Etc. Hi-Lo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Hi-Lo. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Hi-Lo or O'Reilly, as the case may be, means a material adverse effect on the business, results of operations or financial condition of Hi-Lo and its Subsidiaries (as defined in Section 9.11), taken as a whole, or O'Reilly and its Subsidiaries, taken as a whole, as the case may be. Hi-Lo has heretofore furnished, or otherwise made available, to O'Reilly a complete and correct copy, as applicable, of the Certificate or Articles of Incorporation, the By-laws, the Certificate of Limited Partnership, and/or the Limited Partnership Agreement, each as amended to, and in full force and effect as of, the date hereof, of Hi-Lo and each of its Subsidiaries. Neither Hi-Lo nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate or Articles of Incorporation, By-laws, Certificate of Limited Partnership, or Limited Partnership Agreement.

     (a) Hi-Lo does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries. Hi-Lo is not subject to any corporate or contractual obligation or requirement to make any investment, loan or capital contribution to any corporation, partnership, joint venture or other entity or enterprise, other than its Subsidiaries. Each of Hi-Lo's
Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate and/or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Hi-Lo. All the outstanding shares of capital stock of, or other ownership interests in, Hi-Lo's Subsidiaries are validly issued, fully paid and non-assessable and are owned by Hi-Lo, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except such as are contained in credit agreements and similar instruments to which Hi-Lo is a party under which no event of default exists and no event has occurred which with the giving of notice or passage of time would constitute an event of default thereunder. There are no existing subscriptions, options, warrants, rights of first refusal, preemptive rights, calls, commitments, agreements or conversion rights of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Hi-Lo.

     Section 4.2 Capital Stock. The authorized stock of Hi-Lo consists of 30,000,000 shares of common stock, par value $.01 per share ("Hi-Lo Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share ("Hi-Lo Preferred Stock"), of which 50,000 shares have been designated as Series A Junior Participating Preferred Stock ("Hi-Lo Series A Preferred Stock"). As of December 15, 1997, 10,775,109 shares of Hi-Lo Common Stock and no shares of Hi-Lo Preferred Stock were issued and outstanding. All the outstanding shares of Hi-Lo Common Stock have been validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. As of December 15, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Hi-Lo to issue any shares of its capital stock nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Hi-Lo, and Hi-Lo has no obligations of any kind to issue any additional securities other than:

          (i) rights to acquire shares of Hi-Lo Series A Preferred Stock pursuant to the Rights Agreement; and

          (ii) options and other rights to receive or acquire not in excess of 1,094,789 shares of Hi-Lo Common Stock granted on or prior to November 30, 1997, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans.

     (a) Except for the issuance of shares of Hi-Lo Common Stock pursuant to the options and other rights referred to in Section 4.2(a)(i) and except as permitted in Section 6.1(i) and (j), since September 30, 1997, no shares of Hi-Lo Common Stock or Hi-Lo Preferred Stock have been issued.

     (b) Except as disclosed in the letter so designated and executed by Hi-Lo dated the date hereof and delivered to O'Reilly on the date hereof ("Hi-Lo's Disclosure Letter") the issuance and sale of all of the outstanding shares of capital stock described in Section 4.2 have been in compliance with federal and state securities laws. Except pursuant to the terms of that certain Shareholder's Agreement, dated October 7, 1987, as amended, Hi-Lo has not agreed to register any securities under the Securities Act of 1933, as amended (the "Securities Act") or under any state securities law or granted registration rights to any persons or entity. Except as disclosed in Hi-Lo's Disclosure Letter, there are no outstanding obligations of Hi-Lo or any of Hi-Lo's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Hi-Lo and no person has any right to cause Hi-Lo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Hi-Lo.

     Section 4.3 Corporate Authority Relative to this Agreement; No Violation; No Conflict. Hi-Lo has the corporate power and authority necessary to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Hi-Lo and, except, with respect to the Merger, for the approval of its stockholders, no other corporate proceedings on the part of Hi-Lo are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hi-Lo and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Hi-Lo, enforceable against Hi-Lo in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affect ing creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL (including the approval of the Merger by the stockholders of Hi-Lo), the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (collectively, the "Hi-Lo Required Approvals"), no authorization, consent or approval of, or filing by Hi-Lo with, any governmental body or authority or other person is necessary for the execution and delivery of this Agreement or for the consummation by Hi-Lo of the transactions contemplated by this Agreement except where the failure to obtain such authorizations, consents or approvals or make such filings is not reasonably likely to have a Material Adverse Effect on Hi-Lo. Except as disclosed in Hi-Lo's Disclosure Letter, neither the execution and delivery of this Agreement by Hi-Lo nor the consummation by Hi-Lo of the transactions contemplated by this Agreement will (a) result in a breach or violation of the organizational documents of Hi-Lo or of any of Hi-Lo's Subsidiaries, (b) result in a breach or violation of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default), under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or modify, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Hi-Lo or any of Hi-Lo's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease or other instrument or obligation to which Hi-Lo or any of its Subsidiaries is a party, (c) subject to the matters set forth in the preceding sentence violate any order, writ, injunction, decree, statute, rule or regulation applicable to Hi-Lo or any of its Subsidiaries or any of their respective properties or assets or (d) give any govern mental body the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by Hi-Lo or any of its Subsidiaries, except as otherwise disclosed in Hi-Lo's Disclosure Letter or that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Hi-Lo.

     Section 4.4  Reports and Financial Statements; Corporate Records.   Hi-Lo
has previously made available to O'Reilly true and complete copies of: (i) Hi-Lo's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1994 through 1996 (the "Annual Reports"); (ii) Hi-Lo's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30 and September 30, 1997 (the "Quarterly Reports"); (iii) each definitive proxy statement filed by Hi-Lo with the SEC from December 31, 1994 until the date of this Agreement (the "Hi-Lo Proxy Statements"); (iv) each final prospectus filed by Hi-Lo with the SEC from December 31, 1994 until the date of this Agreement; and (v) all Current Reports on Form 8-K filed by Hi-Lo with the SEC since the end of its last fiscal year until the date of this Agreement ("Current Reports").

     (a) All of the Annual Reports, Quarterly Reports, Current Reports, Hi-Lo Proxy Statements and prospectuses filed with the SEC since December 31, 1994 (collectively, the "Hi-Lo SEC Reports") at the time filed (and in the case of registration statements and proxy statements, on the dates of their effective ness and the dates of mailing, respectively) (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Hi-Lo SEC Reports (including any related notes and schedules) fairly present the financial position of Hi-Lo and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto or in the case of unaudited statements, as permitted by the rules of the SEC or Form 10-Q). Since December 31, 1994, Hi-Lo has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the Exchange Act, the Securities Act and the rules and regulations of the SEC.

     (b) The minute books of Hi-Lo and each of Hi-Lo's corporate Subsidiaries contain accurate records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of such companies, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books except as disclosed in Hi-Lo's Disclosure Letter.

     Section 4.5 No Undisclosed Liabilities. As of the date hereof neither Hi-Lo nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Hi-Lo, except liabilities or obligations (a) reflected in any of the Hi-Lo SEC Reports filed prior to the date of this Agreement, (b) incurred in the ordinary course of business since December 31, 1996, or (c) liabilities or obligations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo.

     Section 4.6 No Violation of Law. The businesses of Hi-Lo and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority or any judgment, decision or order entered by any governmental authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws (as hereinafter defined)) except (a) as described in any of the Hi-Lo SEC Reports filed prior to the date of this Agreement and (b) for violations or possible violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo.

     Section 4.7 Environmental Laws and Regulations. Except as described in any of the Hi-Lo SEC Reports filed prior to the date of this Agreement or in
Section 4.7 of Hi-Lo's Disclosure Letter, as of the date hereof (a) Hi-Lo and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo, which compliance includes, but is not limited to, the possession by Hi-Lo and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Hi-Lo nor any of its Subsidiaries has received written notice of, or, to the knowledge of Hi-Lo, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo; and (c) to the knowledge of Hi-Lo, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future. Except as set forth in Section
4.7 of Hi-Lo's Disclosure Letter, to the knowledge of Hi-Lo, there are no past or present actions or activities, including, without limitation, the release, emission, discharge or disposal of any Hazardous Material at any site presently owned by Hi-Lo or its Subsidiaries in the conduct of their business, that could form the basis of any claim against Hi-Lo or its Subsidiaries under Environmental Laws, which claims, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Hi-Lo. For purposes of this Section 4.7, "Hazardous Material" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products and any other substance or material regulated as toxic or hazardous pursuant to Environmental Law.

     Section 4.8 Employee Matters; ERISA. Set forth in Hi-Lo's Disclosure Letter is a true and complete list of all material employee benefit plans maintained or contributed to as of the date hereof by Hi-Lo or any of its Subsidiaries covering their present and former employees or directors or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation, bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, the "Hi-Lo Benefit Plans").

     (a) Except for contributions and other payments that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo, all contributions and other payments required to be made by Hi-Lo or any of its Subsidiaries to or under any Hi-Lo Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Hi-Lo SEC Reports.

     (b) Each of the Hi-Lo Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favor able determination letter from the Internal Revenue Service (the "IRS") as to such qualified status.

     (c) Except as described in any of the Hi-Lo SEC Reports filed prior to the date of this Agreement, all Hi-Lo Benefit Plans are in compliance with all applicable provisions of ERISA and the Code, and Hi-Lo and its Subsidiaries do not have any liabilities or obligations with respect to any Hi-Lo Benefit Plan, whether or not accrued, contingent or otherwise, except (i) as described in any of the Hi-Lo SEC Reports or disclosed in writing to O'Reilly in Hi-Lo's Disclosure Letter and (ii) for instances of non-compliance or liabilities or obligations that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Hi-Lo.

     (d) With respect to Hi-Lo Benefit Plans, individually and in the aggregate, no event has occurred and, to Hi-Lo's knowledge, there does not now exist any condition or set of circumstances that could subject Hi-Lo or any of its Subsidiaries to any material liability arising under ERISA or the Code (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Hi-Lo or any of its Subsidiaries is a party, excluding (1) liability for benefit claims and funding obligations payable in the ordinary course and (2) liabilities that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo.

     (e) Except as disclosed in writing to O'Reilly in Hi-Lo's Disclosure Letter, none of the Hi-Lo Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA provides for any retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code or
Part 6 of Title I of ERISA.

     (f) Except (i) as contemplated in this Agreement, (ii) as provided in the termination benefit agreements listed and identified as such in Hi-Lo's Disclosure Letter which are in effect on the date hereof (the "Change of Control Employment Agreements"), (iii) as described in any of the Hi-Lo SEC Reports or
(iv) as disclosed in writing to O'Reilly in Hi-Lo's Disclosure Letter, the consummation or announcement of any transaction contemplated by this Agreement will not (whether alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Hi-Lo or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Hi-Lo Benefit Plan being established or becoming accelerated, vested or payable. Except as disclosed in Hi-Lo's Disclosure Letter or as described in any of the Hi-Lo SEC Reports, neither Hi-Lo nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any material consulting contract with any person who prior to entering into such contract was a director or officer of Hi-Lo or any of its Subsidiaries, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (A) or (B) of this sentence.

     (g) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Hi-Lo Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code.

     (h) Neither Hi-Lo nor any of its Subsidiaries nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA and Section 4975 of the Code has, with respect to any Hi-Lo Benefit Plan, engaged in or been a party to any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or which could constitute a breach of fiduciary duty, in each case applicable to Hi-Lo and which is reasonably likely to have a Material Adverse Effect on Hi-Lo.

     (i) No Hi-Lo Benefit Plan subject to Section 412 of the Code has incurred any now existing "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither Hi-Lo nor any of its Subsidiaries has incurred, and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any Hi-Lo Benefit Plan. Neither Hi-Lo nor any of its Subsidiaries is a party to, and neither has incurred or reasonably expects to incur, any withdrawal liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) for which there is any outstanding liability.

     (j) None of the assets of any of Hi-Lo Benefit Plans which hold assets are invested in securities of Hi-Lo.

     (k) Hi-Lo is in material compliance with the notice provisions and all other provisions of COBRA and the Health Insurance Portability and Accountability Act of 1996, except for instances of non-compliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo.

     (l) Except as disclosed in writing to O'Reilly in Hi-Lo's Disclosure Letter or as described in any of the Hi-Lo SEC Reports, since December 31, 1996, no change has occurred in the base salary of any person who is a party to a Change of Control Employment Agreement.

     Section 4.9 Absence of Certain Changes or Events. Except as disclosed in the Hi-Lo SEC Reports filed prior to the date of this Agreement or in Hi-Lo's Disclosure Letter, from December 31, 1996 to the date of this Agreement, the businesses of Hi-Lo and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had or is reasonably likely to have a Material Adverse Effect on Hi-Lo. Since December 31, 1996, neither Hi-Lo nor any of its Subsidiaries has engaged in any transaction which, if done after the execution of this Agreement, would violate Sections 6.1(e) through (k), 6.1(n) through (q), or 6.1(s) through (u) hereof, except as disclosed in Hi-Lo's SEC Reports filed prior to the date of this Agreement or disclosed in Hi-Lo's Disclosure Letter.

     Section 4.10 Investigations; Litigation. As of the date of this Agreement, except as described in any of the Hi-Lo SEC Reports filed prior to the date of this Agreement or disclosed in Hi-Lo's Disclosure Letter:

     (a) no investigation or review by any governmental body or authority with respect to Hi-Lo or any of its Subsidiaries is pending nor has any governmental body or authority notified Hi-Lo in writing of an intention to conduct the same and, to the knowledge of Hi-Lo no such investigation or review has been threatened in each case which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo; and

     (b) there are no actions, suits or proceedings pending (or, to Hi-Lo's knowledge, threatened) against or affecting Hi-Lo or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Hi-Lo.

     Section 4.11 Proxy Statement; Offer Documents; Schedule 14D-9; Proxy Statement. None of the Schedule 14D-9, any information supplied in writing by Hi-Lo specifically for inclusion in the Offer Documents or the information to be filed by Hi-Lo in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), shall at the respective times the Schedule 14D-9, the Offer Documents, the Information Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of Hi-Lo, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Information Statement shall not, at the date such document (or any amendment or supplement thereto) is first mailed to stockholders of Hi-Lo, with respect to the Information Statement at the time Shares are accepted for payment in the Offer, and with respect to the Proxy Statement at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement shall comply in all material respects as to form with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder. Notwithstanding the foregoing, Hi-Lo makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied in writing by O'Reilly or Sub or any of their representatives specifically for inclusion therein.

     Section 4.12 Hi-Lo Rights. Hi-Lo has taken all action which may be necessary to amend the Rights Agreement, so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the transactions contemplated hereby or thereby shall not cause (i) O'Reilly or Sub to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribu tion, or a Shares Acquisition Date (as each such term is defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer.

     Section 4.13 Takeover Laws. Prior to the date hereof, the Board of Directors of Hi-Lo has taken all necessary action to exempt under or make not subject to Section 203 of the DGCL or any other state law that purports to limit or restrict business combinations or the ability to acquire shares of capital stock, the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger.

     Section 4.14 Tax Matters. (a) Except for matters that are not reason ably likely to have a Material Adverse Effect on Hi-Lo or are disclosed in Hi-Lo's Disclosure Letter: (i) all Tax Returns, which are required to be filed on or before the Closing Date by or with respect to Hi-Lo or any of its Subsidiaries have been or will be duly and timely filed and reflect all tax liabilities of Hi-Lo and its Subsidiaries required to be shown thereon; (ii) all Taxes which are shown to be due on any Hi-Lo Tax Returns have been or will be timely paid in full; (iii) all withholding tax require ments imposed on or with respect to Hi-Lo or any of its Subsidiaries have been satisfied in full in all respects; (iv) no action, suit, proceeding, audit, claim assess ment, deficiency or adjustment has been asserted, assessed or is pending with respect to any Hi-Lo Tax Return or any of its Subsidiaries; (v) neither Hi-Lo nor any of its Subsidiaries has any liability for any Taxes in excess of amounts paid or reserves established therefor; and (vi) there is not in force any extension of time with respect to the due date for the filing of any Hi-Lo Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any tax due with respect to the period covered by any Hi-Lo Tax Return and no requests for such waivers or agreements are pending. Except as disclosed in Hi-Lo's Disclosure Letter, neither Hi-Lo nor any of its Subsidiaries is the subject of any currently ongoing tax audit which is reasonably likely to have a Material Adverse Effect on Hi-Lo. With respect to any taxable period ended prior to December 31, 1993, all federal income Hi-Lo

Tax Returns have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations.

     (b) There are no material liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Hi-Lo or any of its Subsidiaries (other than liens with respect to Taxes not yet due). No material claim made in writing by an authority in a jurisdiction where none of Hi-Lo or its Subsidiaries files tax returns that Hi-Lo or any of its Subsidiaries is or may be subject to taxation by that jurisdiction is currently pending. Hi-Lo has not filed an election under Section 341(f) of the Internal Revenue Code to be treated as a consenting corporation. Neither Hi-Lo nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to any material Taxes.

     (c) Except for matters that are disclosed in Hi-Lo's Disclosure Letter: none of Hi-Lo or any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (x) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Section 280G(b)(4) and 280G(b)(5) of the Code) or (y) any amount for which a deduction would be disallowed under Section 162 of the Code; since January 1, 1993, none of Hi-Lo or any of its Subsidiaries has been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was Hi-Lo); no liability has been asserted with respect to Hi-Lo or any of its Subsidiaries for the Taxes of any Person (other than any of Hi-Lo or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise; and none of Hi-Lo or any of its Subsidiaries has net operating losses or other tax attributes presently subject (without regard to the transactions contemplated by this Agreement) to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations.

     (d) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, occupation, transfers, premiums, leases, services, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, environmental taxes and taxes or other charges in the nature of excise, withholding, customs duties, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) filed or required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund or declaration of estimated Tax (or any amendments to any of the foregoing).

     Section 4.15 Opinion of Financial Advisor. The Board of Directors of Hi-Lo has received the opinion of SBC Warburg Dillon Read Inc., dated the date of this Agreement, to the effect that, as of such date, the cash consideration to be received by Hi-Lo's stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of SBC Warburg Dillon Read Inc. has been delivered to O'Reilly.

     Section 4.16 Required Vote of Hi-Lo Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Hi-Lo Common Stock is required to approve the Merger. No other vote of the stockholders of Hi-Lo is required by law, the charter or by-laws of Hi-Lo or otherwise to approve this Agreement and the transactions contemplated hereby.

     Section 4.17 Labor Matters. No labor organization or group of employees of Hi-Lo or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the knowledge of Hi-Lo threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority except for demands, proceedings or petitions which are not reasonably likely to have a Material Adverse Effect on Hi-Lo. There are no strikes, work stoppages, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the knowledge of Hi-Lo threatened against or involving Hi-Lo or any of its Subsidiaries except such as are not reasonably likely to have a Material Adverse Effect on Hi-Lo. None of Hi-Lo or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

     Section 4.18 Certain Agreements. Except as disclosed in Hi-Lo's Disclosure Letter or in the Hi-Lo SEC Reports filed prior to the date of this Agreement, neither Hi-Lo nor any of its Subsidiaries is a party or subject to any oral or written agreement, contract, policy, license, document, instrument, arrangement or commitment relating to or constituting (i) Indebtedness (as hereinafter defined) in an amount exceeding $500,000 other than pursuant to Hi-Lo's revolving credit facility with the CIT Group which would in no event cause the aggregate amount outstanding under such facility to exceed $60,000,000, (ii) leases for real or personal property in which the amounts of payments which Hi-Lo or any Subsidiary is required to make on an annual basis exceeds $250,000, (iii) agreement, contract, policy, license document, instrument, arrangement or commitment that limits in any material respect the freedom of Hi-Lo or any Subsidiary of Hi-Lo to compete in any line of business or with any person or in any geographical area or which would so limit the freedom of Hi-Lo or any Subsidiary of Hi-Lo after the Effective Time, (iv) agreement or contract outside of the ordinary course of business of Hi-Lo or any of Hi-Lo's Subsidiaries that involves performance of services or delivery of goods or materials by or to Hi-Lo or any of Hi-Lo's Subsidiaries of an amount or value in excess of $250,000, (v) joint venture or partnership agreements involving a sharing of profits, losses, costs, or liabilities by Hi-Lo or any of Hi-Lo's Subsidiaries with any person other than Hi-Lo and its Subsidiaries, (vi) power of attorney granted by Hi-Lo or any of Hi-Lo's Subsidiaries that is currently effective and outstanding, (vii) agreement or contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Hi-Lo or any of Hi-Lo's Subsidiaries to be responsible for consequential damages, (viii) agreement or contract for capital expenditures in excess of $200,000, (ix) a written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by Hi-Lo or any of Hi-Lo's Subsidiaries other than in the ordinary course of business, or (x) which, after giving effect to the transactions contemplated by this Agreement, purports to restrict or bind O'Reilly or any of its Subsidiaries other than the Surviving Corporation and its Subsidiaries in any respect. "Indebtedness" means any liability in respect of
(A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing. Except as disclosed in Hi-Lo's Disclosure Letter, neither Hi-Lo nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, contract, policy, license, document, instrument, arrangement or commitment, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, is reasonably likely to have a Material Adverse Effect on Hi-Lo.

     Section 4.19 Title to Assets; Liens. Hi-Lo owns or holds through valid leases, directly or through its Subsidiaries, all of its inventory, accounts receivable, property, equipment and other assets except where the failure to own or hold such property is not reasonably likely to have a Material Adverse Effect on Hi-Lo, and except as disclosed in Hi-Lo's SEC Reports filed prior to the date of this Agreement, such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which are not reasonably likely to adversely affect the value of such property as carried on Hi-Lo's financial statements contained in Hi-Lo's SEC Reports filed prior to the date of this Agreement and would not have a Material Adverse Effect on Hi-Lo. Hi-Lo and its Subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, are not reasonably likely to have a Material Adverse Effect on Hi-Lo.

     Section 4.20 Insurance. Except as disclosed in Hi-Lo's Disclosure Letter, Hi-Lo and each of its Subsidiaries are insured, and during each of the past five calendar years have been insured with insurers whose current rating by A M Best is at least B+6 against such risks and in such amounts as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as disclosed in Hi-Lo's Disclosure Letter, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Hi-Lo and its Subsidiaries (copies of which have been made available to O'Reilly) (i) provide coverage which Hi-Lo deems to be adequate coverage against loss, (ii) are sufficient for Hi-Lo and its Subsidiaries to be in compliance with all legal requirements applicable to Hi-Lo or any of its Subsidiaries and all agreements and contracts to which Hi-Lo or any of its Subsidiaries is a party or by which any of them are bound, except where such insufficiency is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo, (iii) will continue (absent affirmative action by O'Reilly to cancel such policies) in full force and effect following consummation of the Merger and (iv) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Hi-Lo or any of Hi-Lo's Subsidiaries. Except as disclosed in Hi-Lo's Disclosure Letter, neither Hi-Lo nor any of its Subsidiaries has received written notice of cancellation or termination with respect to any material insurance policy of Hi-Lo or its Subsidiaries or will not be renewed or that the issuer of any material insurance policy is not willing or able to perform its obligations thereunder. The insurance policies of Hi-Lo and its Subsidiaries are valid and enforceable policies. Hi-Lo and Hi-Lo's Subsidiaries have paid all premiums due, and have otherwise performed all of their respective material obligations, under each material insurance policy and Hi-Lo and Hi-Lo's Subsidiaries have given notice to the respective insurer of all material claims that may be insured by any material insurance policy.

     Section 4.21 Intellectual Property. To Hi-Lo's knowledge, neither Hi-Lo nor any of its Subsidiaries utilizes or has utilized any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Hi-Lo or its Subsidiaries in their operations, and, to the knowledge of Hi-Lo, neither Hi-Lo nor any of its Subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another, where such infringement or unlawful or wrongful use is reasonably likely to have a Material Adverse Effect on Hi-Lo.

     Section 4.22 Significant Vendor Arrangements. Except as set forth in a list which is included as part of Hi-Lo's Disclosure Letter, as of the date of this Agreement, neither Hi-Lo nor any of its Subsidiaries is a party to any contract or arrangement with any supplier or vendor which represents a commitment in excess of $300,000. The list of such contracts and arrangements which is included as part of Hi-Lo's Disclosure Letter accurately identifies each such supplier or vendor and the significant terms concerning termination, term of the agreement, and the amount of up-front vendors' allowances that would need to be repaid upon early termination as of December 1, 1997.

     Section 4.23 Termination of Discount Agreement. Hi-Lo has taken all action necessary to terminate, and has terminated, the Agreement and Plan of Merger among Discount Auto Parts, Inc., HLA Acquisition, Inc. and Hi-Lo dated as of October 17, 1997 in accordance with the terms thereof and has paid the $4,000,000 termination fee pursuant to Section 7.2(b) thereof.


                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF O'REILLY AND SUB

     O'Reilly and Sub jointly and severally represent and warrant to Hi-Lo that:

     Section 5.1 Organization, Qualification, Etc. Each of O'Reilly and Sub is a corporation duly organized, validly existing and of active status or in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is of active status or in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on O'Reilly. The copies of O'Reilly's and Sub's Certificate of Incorporation and By-laws which have been made available to Hi-Lo are complete and correct and in full force and effect on the date hereof. Neither O'Reilly nor Sub is in violation of any of the provisions of its respective Articles or Certificate of Incorporation or By-laws.

     Section 5.2 Corporate Authority Relative to this Agreement; No Violation; No Conflict. Each of O'Reilly and Sub has the corporate power and authority necessary to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of O'Reilly and Sub and no other corporate proceedings on the part of O'Reilly or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by O'Reilly and Sub and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of O'Reilly and Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act or the HSR Act (collectively, the "O'Reilly Required Approvals"), no authorization, consent or approval of, or filing by O'Reilly or Sub with, any governmental body or authority or other person is necessary for the execution and delivery of this Agreement or for the consummation by O'Reilly or Sub of the transactions contemplated hereby except where the failure to obtain such authorizations, consents or approvals or make such filing is not reasonably likely to have a Material Adverse Effect on O'Reilly. Except as disclosed in O'Reilly's Disclosure Letter, neither the execution and delivery of this Agreement by O'Reilly and Sub nor the consummation by O'Reilly and Sub of the transactions contemplated by this Agreement will (a) result in a breach or violation of the organizational documents of O'Reilly or Sub or of any of O'Reilly's Subsidiaries, (b) result in a breach or violation of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default), under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or modify, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of O'Reilly or Sub or any of O'Reilly's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease or other instrument or obligation to which O'Reilly or Sub or any of its O'Reilly's Subsidiaries is a party, or (c) subject to the matters set forth in the preceding sentence violate any order, writ, injunction, decree, statute, rule or regulation applicable to O'Reilly or Sub or any of O'Reilly's Subsidiaries or any of their respective properties or assets or (d) give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by O'Reilly or any of its Subsidiaries, except for such violations which would not in the aggregate have a Material Adverse Effect on O'Reilly.

     Section 5.3 Financing. O'Reilly has, or has commitments to obtain, sufficient funds (through existing credit arrangements or otherwise) to (a) pay the Per Share Amount pursuant to the Offer, (b) pay the Merger Consideration pursuant to the Merger, (c) refinance such of Hi-Lo's existing indebtedness as shall be necessary to consummate the Offer and the Merger and the financing therefor and provide working capital prior to the Effective Time and (d) pay related fees and expenses.

     Section 5.4 Offer Documents; Schedule 14D-9; Proxy Statement. None of the Offer Documents nor any of the information supplied by O'Reilly or any of its Subsidiaries in writing specifically for inclusion in the Schedule 14D-9 shall, at the respective times the Offer Documents or the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of Hi-Lo, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied in writing by O'Reilly specifically for inclusion in the Proxy Statement or Information Statement shall not, at the date such document (or any amendment or supplement thereto) is first mailed to stockholders of Hi-Lo, with respect to the Information Statement at the time Shares are accepted for payment in the Offer, and with respect to the Proxy Statement at the time of the Stockholders' Meeting be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, O'Reilly and Sub make no representation or warranty with respect to any of the foregoing documents based on information supplied by Hi-Lo or any of its representatives. The Offer Documents shall comply in all material respects as to form with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

     Section 5.5 Lack of Ownership of Shares. Neither O'Reilly nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

                                  ARTICLE VI

                           COVENANTS AND AGREEMENTS

     It is further agreed as follows:

     Section 6.1 Conduct of Business by Hi-Lo. From the date hereof and prior to the time the directors of O'Reilly have been elected to, and shall constitute a majority of, the Board of Directors of Hi-Lo pursuant to Section 1.3(a) or the date, if any, on which this Agreement is earlier terminated pursuant to Section
8.1 (the "Termination Date"), and except as specifically disclosed in Hi-Lo's Disclosure Letter or as may be agreed to in writing by O'Reilly hereto or as may be permitted pursuant to this Agreement, Hi-Lo:

     (a) shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

     (b) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organization in all material respects, keep available the services of its executive officers and key employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

     (c) shall confer at such times as O'Reilly may reasonably request with one or more representatives of O'Reilly to report material operational matters and the general status of ongoing operations (in each case to the extent O'Reilly reasonably requires such information) and to consult with O'Reilly regarding material operational decisions;

     (d) shall promptly notify O'Reilly of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing is reasonably likely to have a Material Adverse Effect on Hi-Lo;

     (e) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

     (f) shall not, and shall not permit any of its Subsidiaries to, except as contemplated by Section 6.5 or 6.14 hereof or as may be required by applicable law, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers except for the Deferral Agreements with directors and officers dated as of the date hereof;

     (g) shall not (subject to the provisions of Section 6.8), and shall not permit any of its Subsidiaries to, authorize, or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than this Agreement and the transactions contemplated hereby), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights, in each case, not in the ordinary course of business;

     (h) except pursuant to the Merger as provided for in Section 2.5, shall not propose or adopt any amendments to its corporate charter or by-laws;

     (i) shall not, and shall not permit any of its Subsidiaries to, issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee plans, programs or arrangements and non-employee director plans;

     (j) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

     (k) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem or offer to purchase or redeem any shares of its stock or any securities convertible into or exchangeable for shares of stock, except for the deemed repurchase of options in accordance with Section 3.5 of this Agreement, or purchases, redemptions and offers to purchase in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof;

     (l) shall not, and shall not permit any of its Subsidiaries to, except as contemplated by this Agreement or as may be required by applicable law, amend in any material respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, enter into or amend any employment or consulting agreement, adopt or enter into any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements or increase the base salary of any person who is a party to a Change of Control Employment Agreement or make any payments under any Hi-Lo Benefit Plan to any director, employee, independent contractor or consultant (except in the ordinary course of business and in amounts and in a manner consistent with past practice or as other wise required by law or the provisions of such Hi-Lo Benefit Plan);

     (m) shall not, and shall not permit any of its Subsidiaries to, (i) enter into any material loan agreement or incur any indebtedness in excess of an aggregate of $100,000 other than pursuant to additional draws resulting in not in excess of an aggregate amount outstanding of $60,000,000 under Hi-Lo's credit facility with the CIT Group or amend Hi-Lo's credit facility with the CIT Group to increase the amount that may be borrowed thereunder, (ii) make or enter into any agreement or contract for capital expenditures in excess of $50,000, (iii) enter into any lease for any new store site or for real property in excess of $50,000 or any lease for personal property in excess of $20,000 or (iv) enter into any agreement or contract outside of the ordinary course of business of Hi-Lo or any of Hi-Lo's Subsidiaries that involves performance of services or delivery of goods or materials by or to Hi-Lo or any of Hi-Lo's Subsidiaries of an amount or value in excess of $50,000;

     (n) shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, file any amendment to any federal income Tax Return unless required by law, enter into any closing agreement, settle or compromise any material Tax liability;

     (o)  shall not adjust, split, combine or reclassify its capital stock;

     (p) shall not enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

     (q) shall not, and shall not permit any of its Subsidiaries to, create any new subsidiaries;

     (r) except as required by this Agreement, shall not take any action which could reasonably be expected to adversely affect or delay the ability of any of the parties hereto to obtain any approval of any governmental or regulatory body required to consummate the transactions contemplated hereby;

     (s) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material property or assets other than in the ordinary course of business;

     (t) shall not enter into any financial derivative contracts;

     (u) shall not change in any material respect its accounting policies, methods or procedures except as required by GAAP;

     (v) except as may be required by this Agreement or applicable law, shall not do any act or omit to do any act which would cause a breach of any contract, commitment or obligation if the result is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hi-Lo;

     (w) except as otherwise permitted by Section 6.8, shall not take any action with the intent of causing the conditions to the Offer set forth on Annex A hereto to not be satisfied;

     (x) shall not, other than pursuant to this Agreement, take any action to cause the shares of Hi-Lo Common Stock to cease to be quoted on any of the stock exchanges on which such shares are now quoted;

     (y) shall continue to provide training for employees of Hi-Lo and its Subsidiaries commensurate with the training provided by Hi-Lo and its Subsidiaries over the past twelve months;

     (z) subject to the limitations contained in this Agreement, shall continue the level of recruiting activity and process employed by Hi-Lo and its Subsidiaries over the past twelve months; and

     (aa) shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty contained in Article IV hereof (except for representations and warranties made as of a specified date) untrue and incorrect in any material respect as of the Effective Time.

     (bb) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the September 30, 1997 balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

     (cc) settle or compromise any pending or threatened suit, action or claim not covered by insurance (without giving effect to deductibles in determining whether coverage exists) that is material or which relates to the Agreement or any of the transactions contemplated thereby, including the Offer and the Merger; or

     (dd) shall not modify, amend or waive any terms or provisions of the Rights Agreement.

     Section 6.2 Investigation. Hi-Lo shall afford to O'Reilly and to O'Reilly's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' facilities, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use its reasonable best efforts to cause its representatives to furnish promptly such additional financial and operating data and other information as to Hi-Lo's and its Subsidiaries' respective businesses and properties as may from time to time be reasonably requested; provided, that nothing herein shall require Hi-Lo or any of its Subsidiaries to disclose any information to the other that would cause a violation of any contractual confidentiality obligation. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of November 26, 1997, between Hi-Lo and O'Reilly (the "Hi-Lo Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations.

     Section 6.3 Obligations of O'Reilly and Sub. Neither O'Reilly nor Sub or any of their Subsidiaries shall take any action which would make any representation or warranty contained in Article V hereof (except for representations and warranties made as of a specific date) untrue or incorrect in any material respect or cause any of the conditions to the Offer set forth in Annex A or the conditions to the Merger set forth in Article VII not to be satisfied.

     Section 6.4  [Intentionally Omitted]

     Section 6.5 Employee Benefit Plans. Simultaneously with the consummation of the Offer, O'Reilly shall assume each Change of Control Employment Agreement then in effect and all of Hi-Lo's rights and obligations under each such agreement.

     (a) O'Reilly shall take all actions necessary or appropriate with respect to employees employed by Hi-Lo or any of its Subsidiaries from and after the purchase of any Shares pursuant to the Offer (a "Hi-Lo Employee") to either, at the sole election of O'Reilly, (i) continue to participate from and after the Closing Date in the employee benefit plans and programs maintained by Hi-Lo immediately prior to the Closing Date other than the 1990 Stock Option Plan and the 1991 Associate Stock Purchase Plan or (ii) permit Hi-Lo Employees to immediately thereafter participate in the employee benefit plans or programs maintained by O'Reilly or any of its Subsidiaries for their employees generally (the "O'Reilly Plans") other than O'Reilly's stock option plans or any employee stock purchase plan meeting the requirements of Section 423 of the Code; provided, however, that, if Hi-Lo's group health plan is terminated or discontinued, O'Reilly shall permit each Hi-Lo Employee and his or her eligible dependents (including, without limitation, all such Hi-Lo Employee's dependents covered by Hi-Lo's group health plan as of the time such coverage ceases) to be covered under a O'Reilly Plan that (i) provides medical and dental benefits to the Hi-Lo Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under Hi-Lo's group health plan, (ii) credits such Hi-Lo Employee, for the year during which such coverage under such O'Reilly Plan begins, with any deductibles and co-payment already incurred during such year under Hi-Lo's group health plan, and (iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage. O'Reilly, the Surviving Corporation, their respective Subsidiaries, and the O'Reilly Plans shall recognize each Hi-Lo Employee's years of service and level of seniority with Hi-Lo and its Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the O'Reilly Plans. The provisions of this Section 6.5(b) shall be applicable only during an employee's employment with Hi-Lo, O'Reilly or one of their Subsidiaries and shall not constitute an agreement to employ or continue the employment of any person.

     Section 6.6 Filings; Other Action. Subject to the terms and conditions herein provided, Hi-Lo and O'Reilly shall (a) as soon as practicable make their respective filings and thereafter make any other required submissions under the HSR Act, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from any third party, governmental or regulatory bodies or authorities of federal, state and local jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

     Section 6.7 Further Assurances. Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions to the consummation of the Offer set forth in Annex A hereto and the conditions to the Merger set forth in Article VII for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

     Section 6.8 No Solicitation. From the date hereof until the termination of this Agreement, Hi-Lo will not, and shall not authorize or permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries ("Hi-Lo's
Representatives") to, directly or indirectly, (a) solicit, initiate or knowingly encourage any Takeover Proposal (as hereinafter defined), including without limitation by disclosure of non-public information, or (b) engage in discussions or negotiations relating to or accept any Takeover Proposal; provided, however, that nothing contained in this Section 6.8 shall prohibit Hi-Lo and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) at any time prior to the purchase of Shares pursuant to the Offer, engaging in discussions or negotiations with, and furnishing information (including non-public information) concerning Hi-Lo and its Subsidiaries, businesses, properties or assets to, any third party which makes a Takeover Proposal (without any solicitation or initiation or knowing encouragement, directly or indirectly, by Hi-Lo or any of Hi-Lo's Representatives after the date of this Agreement) if the Board of Directors of Hi-Lo determines in good faith, based on advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to take such action will violate its obligations or duties to Hi-Lo and Hi-Lo's stockholders under applicable law, or (iii) provided this Agreement is terminated pursuant to Section 8.1(d), accepting a Superior Proposal. Prior to furnishing information to or entering into discussions or negotiations with any person, Hi-Lo shall receive from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in Hi-Lo Confidentiality Agreement (as defined in Section 6.2 hereof) unless the same terms are granted to O'Reilly under the Hi-Lo Confidentiality Agreement. Hi-Lo shall immedi ately cease and cause to be terminated any existing solicitation, initiation, encourage ment, activity, discussion or negotiation with any person conducted heretofore by Hi-Lo or any Hi-Lo Representative with respect to any Takeover Proposal existing on the date hereof. Hi-Lo agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, or who was given access in order to consider making, a Takeover Proposal, unless its Board of Directors determines in good faith, based on advice of its outside counsel (who may be its regularly engaged outside counsel), that failure to take such action will violate its obligations or duties to Hi-Lo and Hi-Lo's stockholders under applicable law. Hi-Lo shall notify O'Reilly orally and in writing of any such Takeover Proposal received (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, and shall keep O'Reilly informed of the general status and any material changes in the terms and conditions of such Takeover Proposal. Hi-Lo agrees to promptly provide to O'Reilly any information concerning Hi-Lo, its Subsidiaries, business, properties or assets furnished to any third party which makes a Takeover Proposal and which has not previously been provided to O'Reilly. As used in this Agreement, (i) "Takeover Proposal" shall mean any written proposal or offer, in each case made prior to the stockholder vote at Hi-Lo Meeting, other than a proposal or offer by O'Reilly or any of its Subsidiaries, for a tender offer, recapital-ization, merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of, Hi-Lo, and (ii) "Superior Proposal" shall mean a bona fide Takeover Proposal made by a third party on terms that a majority of the members of the Board of Directors of Hi-Lo determines in their good faith reasonable judgment is more favorable to Hi-Lo and to its stockholders than the transactions contemplated hereby.

     Section 6.9 Public Announcements. Hi-Lo and O'Reilly will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.10 Indemnification and Insurance. O'Reilly and Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of Hi-Lo as provided in its Certificate of Incorporation or by-laws or in any agreement, in each case as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms without amendment thereof. For six years from the Effective Time, O'Reilly shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

     (a) For six years from the Effective Time, O'Reilly shall, maintain in effect Hi-Lo's current directors' and officers' liability insurance covering those persons who are currently covered by Hi-Lo's directors' and officers' liability insurance policies and shall purchase such policy on or prior to the Closing Date; provided, however, that in no event shall O'Reilly be required to expend in the aggregate an amount in excess of 200% of the annual premiums currently paid by Hi-Lo for such insurance, and, provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, O'Reilly shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Section 6.11 Additional Reports. Hi-Lo shall furnish to O'Reilly copies of any reports of the type referred to in Section 4.4 which it files with the SEC on or after the date hereof, and Hi-Lo represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Hi-Lo and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     Section 6.12  [Intentionally Omitted]

     Section 6.13  [Intentionally Omitted]

     Section 6.14 Amendments to Change of Control Agreements. Hi-Lo has secured a commitment to amend from each employee who is a party to a Change of Control Employment Agreement and shall cause to be amended each Change of Control Employment Agreement to provide that it shall be a condition to the receipt of any lump sum payment payable thereunder that the employee execute and deliver to Hi-Lo a general release by the employee of all claims against Hi-Lo, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel, including without limitation a release of (i) any and all claims arising out of or relating to the employee's employment by or service with Hi-Lo and its Subsidiaries and the employee's termination of employment, (ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act, and (iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied, provided that such release shall not release claims of such person under the Change of Control Agreements or pursuant to any indemnification rights or under any directors and officers insurance policies.

     Section 6.15 Notifications. Between the date of this Agreement and the Closing Date, Hi-Lo will promptly notify O'Reilly in writing if Hi-Lo becomes aware that any of Hi-Lo's representations and warranties were materially untrue as of the date of this Agreement or if Hi-Lo shall become aware of any fact or condition that causes any of Hi-Lo's representations or warranties to be materially untrue as of such date as if made on and as of such date (except for representations and warranties made as of a specified date, which need be true only as of such specified date).

During the same period, Hi-Lo will promptly notify O'Reilly of the occurrence of any material breach of any covenant of Hi-Lo in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Annex A hereto or Article VII impossible or unlikely.

     (a) Between the date of this Agreement and the Closing Date, O'Reilly will promptly notify Hi-Lo in writing if O'Reilly becomes aware that any of O'Reilly's representations and warranties were materially untrue as of the date of this Agreement or if O'Reilly shall become aware of any fact or condition that causes any of O'Reilly's representations or warranties to be materially untrue as of such date as if made on and as of such date (except for representations and warranties made as of a specified date, which need be true only as of such specified date). During the same period, O'Reilly will promptly notify Hi-Lo of the occurrence of any material breach of any covenant of O'Reilly in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Annex A hereto or Article VII impossible or unlikely.

     Section 6.16 Indemnifications. Neither O'Reilly nor any of its Subsidiaries or any of their respective officers, directors or employees shall be liable to Hi-Lo or any of its Subsidiaries for any losses, claims, damages or liabilities suffered as a result of any actions taken or any omission to take action by Hi-Lo at the request of O'Reilly or its affiliates provided such request is not made with willful intent to cause harm to Hi-Lo or its Subsidiaries. Hi-Lo agrees to indemnify and hold harmless O'Reilly, its subsidiaries and their respective officers, directors and employees against any losses, claims, damages or liabilities to which they may become subject to third parties insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of any action or failure to act in connection with the operation of Hi-Lo or its Subsidiaries after the date of this Agreement and prior to the earlier of the Termination of this Agreement or the Closing Date hereunder taken or not taken as the case may be, at the request of O'Reilly; provided, however, that Hi-Lo shall not be liable in any such case to the extent such loss, claim, damage or liability arises out of requests by O'Reilly made with willful intent to cause harm to Hi-Lo or its Subsidiaries.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) The holders of issued and outstanding shares of Hi-Lo Common Stock shall have duly approved the Merger in the manner and if required by applicable law; provided that O'Reilly and Sub shall vote all of their Shares in favor of the Merger.

     (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the transactions contemplated herein substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

     (c) Any waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (d)  Sub shall have purchased Shares pursuant to the Offer.


                                 ARTICLE VIII

                  TERMINATION, WAIVER, AMENDMENT AND CLOSING

     Section 8.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Hi-Lo:

          (a)  by the mutual written consent of Hi-Lo and O'Reilly;

     (b) (i) by either Hi-Lo or O'Reilly if Shares shall not have been purchased pursuant to the Offer on or before June 30, 1998 and (ii) by Hi-Lo if after 90 days following the commencement of the Offer, the conditions to the Offer have not been satisfied or waived and Sub shall not have elected to extend the Offer; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to purchase Shares pursuant to the Offer on or before such date;

     (c) by either Hi-Lo or O'Reilly if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

     (d) by Hi-Lo prior to the purchase of Shares pursuant to the Offer if the Board of Directors of Hi-Lo determines in good faith based upon advice of its outside counsel (i) that a Takeover Proposal constitutes a Superior Proposal and
(ii) that failure to accept such Superior Proposal will violate its obligations or duties to Hi-Lo and Hi-Lo's stockholders under applicable law, provided, that this Agreement shall not terminate pursuant to this Section 8.1(d) unless (A) Hi-Lo has provided O'Reilly with two business day's prior written notice of its intention to accept such Superior Proposal, together with a detailed description of the terms and conditions of such Superior Proposal and (B) simultaneously with such termination Hi-Lo enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal and pays the Termination Fee (as defined in Section 8.2(b)) required pursuant to Section 8.2(b);

     (e) by either Hi-Lo or O'Reilly prior to the purchase of any Shares pursuant to the Offer if the other shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by such other party shall have been untrue when made or as of the time of such termination as if made on and as of such time (except for representations and warranties made as of a specified date, which need be true only as of the specified date), provided such breach, failure or misrepresentation is not cured within thirty days after notice thereof from the other party and with respect to any representation or warranty not qualified by "Material Adverse Effect," such breaches, failures or misrepresentations, individually or in the aggregate, results or is reasonably likely to result in a Material Adverse Effect on Hi-Lo or O'Reilly, as the case may be;

     (f) by O'Reilly (i) if the Board of Directors of Hi-Lo or any committee of the Board of Directors of Hi-Lo, (A) shall withdraw, modify or change in any adverse manner (including by amendment of the Schedule 14D-9) to O'Reilly or Sub its approval or recommendation of this Agreement, the Offer or the Merger, (B) shall approve or recommend any Takeover Proposal in each case, other than by O'Reilly or an affiliate of O'Reilly, or (C) shall resolve to take any of the actions specified in clauses (A) or (B) above;

     (g) by Hi-Lo if Sub fails to commence the Offer on or prior to five business days following the date of initial public announcement of the Offer, provided that Hi-Lo may not terminate this Agreement pursuant to this Section 8.1(g) if Hi-Lo is at such time in breach in any material respect of its obligations under this Agreement; or

     (h) by either of Hi-Lo or O'Reilly if the Offer shall have been terminated, or the Offer has expired without any Shares being purchased therein; provided, however that the right to terminate this Agreement under this Section 8.1(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the termination of the Offer or the failure of O'Reilly or Sub, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date;

provided, however, that no termination by Hi-Lo shall be effective pursuant to
Section 8.1(d) under circumstances in which a Termination Fee would be payable by Hi-Lo under Section 8.2 unless concurrently with such termination, such Termination Fee is paid in full by Hi-Lo in accordance with the provisions of
Section 8.2.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, and subject to the provisions of
Section 9.1 hereof, this Agreement (except for the Hi-Lo Confidentiality Agreement referred to in Section 6.2) shall forthwith become void and there shall be no liability on the part of any of the Parties, except (i) as set forth in this Section 8.2 and in

Sections 4.11, 5.4, 6.16, 9.2 and 9.12 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

     (a)  In the event that

          (i) prior to the termination of this Agreement, any person shall have commenced, publicly proposed or communicated to Hi-Lo a Takeover Proposal and (w) the Offer shall have remained open for at least 20 business days,
     (x) the Minimum Condition shall not have been satisfied, (y) this Agreement shall have been terminated pursuant to Section 8.1(b)(c)(e) or (g) and (z) prior to the first anniversary of such termination Hi-Lo shall consummate such Takeover Proposal; or

          (ii)  If this Agreement is terminated by Hi-Lo or O'Reilly pursuant to
     Section 8.1(d) or Section 8.1(f), respectively;

then in such event, Hi-Lo shall pay to O'Reilly a termination fee of $4,750,000 (the "Termination Fee"), which amount shall be paid by wire transfer of immediately available funds to an account designated by O'Reilly.

     (b) (i) The Termination Fee payable to O'Reilly under Section 8.2(b)(i) shall be paid promptly but in no event later than one business day after the specified event shall have occurred; and (ii) the Termination Fee payable to O'Reilly under Section 8.2(b) (ii) above (A) in the case of a termination by O'Reilly pursuant to 8.1(f) shall be paid within three business days after notice of termination, and (B) in the case of a termination by Hi-Lo pursuant to Sections 8.1(d) shall be paid concurrently with such termination.

     (c) Hi-Lo and O'Reilly agree that the agreements contained in Section 8.2(b) above are an integral part of the transactions contemplated by this Agreement. If Hi-Lo fails to promptly pay to O'Reilly or Sub, respectively any fee due under such Section 8.2(b), Hi-Lo shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of NationsBank of Texas, N.A. from the date such fee was required to be paid. In the event O'Reilly receives any fee pursuant to Section 8.2(b), O'Reilly shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against Hi-Lo or any of its affiliates, officers or directors based in whole or in part upon a breach of this

Agreement by them (except for breaches of Section 6.16) or their receipt, consideration, negotiation, recommendation, or approval of a Takeover Proposal or the exercise by Hi-Lo of its right of termination under Section 8.1(d).

     Section 8.3 Amendment or Supplement. Subject to applicable law, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Hi-Lo and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Hi-Lo and O'Reilly with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of Hi-Lo, no such amendment or supplement shall reduce the amount or change the form of the Merger Consideration, without further approval by the stockholders of Hi-Lo.

     Section 8.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Hi-Lo and O'Reilly may to the extent legally allowed: (a) extend the time for the performance of any of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or
(c) waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by Hi-Lo or O'Reilly in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed each of the parties.


                                  ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1 No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the agreements set forth in Article I and Article II, the provisions of Sections 6.5, 6.7 and 6.10 and this Article IX.

     Section 9.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transac-


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

tions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the printing and mailing of Schedule 14D-9, and the Offer Documents and the filing fee required in connection with the premerger notification under the HSR Act and pursuant to the Securities Act or the Exchange Act shall be shared equally by Hi-Lo and O'Reilly, provided, however, that in the event Hi-Lo is required to pay a Termination Fee pursuant to Section 8.2(b) then such expenses shall be borne by O'Reilly.

     Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     Section 9.5 Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted and the appropriate telecopy confirmation is received if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

                         To Hi-Lo:

                         Hi-Lo Automotive, Inc.
                         2575 West Bellfort
                         Houston, Texas 77054
                         Attention: K. Grant Hutchins
                                   Vice President and
                                      General Counsel
                         Telecopy: (713) 663-9296

                        With a copy to:

                        Vinson & Elkins L.L.P.
                        2300 First City Tower
                        1001 Fannin
                        Houston, TX  77002
                        Attention: Jeffery B.  Floyd
                        Telecopy: (713) 615-5660

                        To O'Reilly:

                        Automotive, Inc.
                        233 South Patterson
                        Springfield, Missouri 65802
                        Attention: David E. O'Reilly
                                   President and Chief Executive Officer
                        Telecopy: (417) 862-2710


                        With a copy to:

                        Skadden, Arps, Slate Meagher & Flom (Illinois) 333 West Wacker Drive, Suite 2100
                        Chicago, IL 60606
                        Attention: Peter C. Krupp
                        Telecopy: (312) 407-0411

or to such other address as either party may have specified in writing to the other using the procedures specified above in this Section 9.5.

     Section 9.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 9.8 Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     Section 9.9  Miscellaneous.  This Agreement:

     (a) along with the Hi-Lo Confidentiality Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

     (b) except for the provisions of Sections 6.5(a) and 6.10 hereof, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 9.11 Subsidiaries; Affiliates. References in this Agreement to "Subsidiaries" of Hi-Lo or O'Reilly shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities or owner ship are on the date hereof directly or indirectly owned by Hi-Lo or O'Reilly, as the case may be. Hi-Lo's Disclosure Letter contains a full and complete list of Hi-Lo's Subsidiaries as of the date hereof. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority.

     Section 9.12 Finders or Brokers. Except for SBC Warburg Dillon Read Inc. with respect to Hi-Lo and Donaldson Lufkin & Jenrette Securities Corporation with respect to O'Reilly, neither Hi-Lo nor O'Reilly nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                        HI-LO AUTOMOTIVE, INC.


                                        By: /s/ T. Michael Young
                                            ------------------------
                                        Name:   T. Michael Young
                                        Title:  President and CEO



                                        O'REILLY AUTOMOTIVE, INC.


                                        By: /s/ David O'Reilly
                                            ------------------------
                                        Name:   David O'Reilly
                                        Title:  President and CEO



                                        SHAMROCK ACQUISITION, INC.


                                        By: /s/ Larry O'Reilly
                                            ------------------------
                                        Name:   Larry O'Reilly
                                        Title:  Director

                                    ANNEX A
                        Certain Conditions of the Offer


     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub's rights to extend the Offer under certain circumstances (subject to the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to other restrictions referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any Shares, if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expirations of the Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall have occurred.

     (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, to the Offer or the Merger that (i) prohibits or imposes any limitations on O'Reilly's or Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a portion of their or Hi-Lo's businesses or assets, or to compel O'Reilly or Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of Hi-Lo or O'Reilly and their respective subsidiaries, which prohibition, limitation, disposition or hold separate obligation could reasonably be expected to have a Material Adverse Effect on O'Reilly and its Subsidiaries, (ii) restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, (iii) imposes material limitations on the ability of Sub, or render Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (iv) imposes material limitations on the ability of Sub or O'Reilly effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Hi-Lo's stockholders;

     (b) (i) the Board of Directors of Hi-Lo (or any committee thereof) shall have withdrawn, modified or changed in any adverse manner to O'Reilly and Sub its approval or recommendation of the Offer or the Merger or the Agreement, or shall have endorsed, approved or recommended any other Takeover Proposal or (ii) Hi-Lo shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 8.1(d) of the Agreement;

     (c) the representations and warranties of Hi-Lo set forth in the Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Agreement and as of the scheduled expiration of the Offer, and with respect to any representations or warranties not qualified by "Material Adverse Effect," unless the inaccuracies under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on Hi-Lo;

     (d) Hi-Lo shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Agreement other than any failure which would not have, either individually or in the aggregate, a Material Adverse Effect on Hi-Lo; or

     (e) the Agreement shall have been terminated by Hi-Lo or O'Reilly or Sub in accordance with its terms or O'Reilly or Sub shall have reached an agreement or understanding in writing with Hi-Lo providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the reasonable judgment of O'Reilly and Sub, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it inadvis able to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of O'Reilly and Sub and, subject to the Merger Agreement, may be asserted by O'Reilly or Sub regardless of the circumstances giving rise to such condition or may be waived by O'Reilly or Sub in whole or in part at any time and from time to time in its sole discretion. The failure by O'Reilly or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.